Exhibit 99.1

950 Third Ave., Ste. 2804, NY, NY 10022

FOR IMMEDIATE RELEASE

For Further Information

Contact: Todd Dupee

Vice President & CFO

212.897.9955

TRANS-LUX REPORTS DELAYED FILING, BUT IMPROVEMENT FOR YEAR END AND QUARTER END RESULTS

NEW YORK, NY, April 1, 2014– Trans-Lux Corporation (OTCQB: TNLX), a leading supplier of LED technology for high resolution video displays and lighting applications, today filed a Form 12b-25 to report notification of late filing for its reported financial results for the year ended December 31, 2013.  Trans-Lux President and Chief Executive Officer J.M. Allain made the announcement.  “The relocation of the Company’s headquarters and an upgrade to new accounting software in recent months has delayed the compilation of information needed to prepare a timely filing, and to allow our auditors an adequate time period in order to fully audit our financial statements,” stated Mr. Allain.  The auditors are continuing to complete their audit and the Company intends to file the full results on or before the fifteenth calendar day following the prescribed due date, as required in accordance with SEC rules.

Initial Brief Report on Results for Year Ended December 31, 2013

Subject to the completion of our audit by our independent registered public accountants, the Company reports that it had cash flow from continuing operations, as defined by EBITDA, of $2.3 million for the year ended December 31, 2013.  For the fourth quarter of 2013, the company recorded EBITDA of $312,000.

“We continue to execute our strategic business plan and to strive to reach our objectives. This quarter is the first where we believe we show real progress within the LED lighting space, and we continue to be very optimistic on our prospects going forward,” said Mr. Allain.

About Trans-Lux

Trans-Lux Corporation (TNLX) is a leading designer and manufacturer of TL Vision digital video displays and TL Energy LED lighting solutions for the financial, sports and entertainment, gaming, education, government, and commercial markets. With a comprehensive offering of LED Large Screen Systems, LCD Flat Panel Displays, Data Walls and scoreboards (marketed under Fair-Play by Trans-Lux), Trans-Lux delivers comprehensive video display solutions for any size venue’s indoor and outdoor display needs. TL Energy enables organizations to greatly reduce energy related costs with green lighting solutions. For more information please visit www.Trans-Lux.com.

(Table of Operations attached)

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company’s products, interest rate and foreign exchange fluctuations, terrorist acts and war.

TRANS-LUX CORPORATION

RESULTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		YEARS ENDED
	DECEMBER 31		DECEMBER 31

(In thousands, except per share data)	2013	2012	2013	2012

Revenues	$ 5,820	$ 4,659	$ 20,907	$ 23,021

Loss from continuing operations	$ (529)	$ (564)	$ (2,411)	$ (1,129)
(Loss) income from discontinued operations	-	(66)	1,023	(236)
Net loss	$ (529)	$ (630)	$ (1,388)	$ (1,365)

Calculation of EBITDA (1):
Net loss from continuing operations	$ (529)	$ (564)	$ (2,411)	$ (1,129)
Interest expense, net	20	113	118	297
Income tax (benefit) expense	(2)	2	22	23
Depreciation and amortization	823	1,002	3,537	4,104
Total EBITDA from continuing operations	312	553	1,266	3,295
Effect of discontinued operations	-	(66)	1,023	(236)
Total EBITDA	$ 312	$ 487	$ 2,289	$ 3,059

Loss per share - basic and diluted
Continuing operations	$ (0.52)	$ (0.55)	$ (2.36)	$ (1.83)
Discontinued operations	-	(0.06)	1.00	(0.38)
Total loss per share	$ (0.52)	$ (0.62)	$ (1.36)	$ (2.21)

Average common shares outstanding - basic and diluted	1,026	1,020	1,023	618

(1)    EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.